Exhibit 3.6

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

Name of Limited Liability Company: Linn Co, LLC

The certificate of formation of the limited liability company is hereby amended as follows: The name of the company is LinnCo, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on this the 6th day of September, A.D. 2012.

By:	/s/ Candice Wells Authorized Person
Name:	Candice Wells